EXHIBIT 99.1

Press Release www.shire.com

Elections for the interim dividend in respect of the six months to June 30, 2016

August 19, 2016 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announced on August 2, 2016, an interim dividend of 4.63 US cents per Ordinary Share payable on October 7, 2016, to shareholders on the register of members at the close of business on September 9, 2016.

Shareholders are notified that, in order to receive UK sourced dividends via the Company’s Income Access Share arrangements (“IAS Arrangements”), they need to have submitted a valid IAS Arrangements election form to the Company’s Registrar, Equiniti, by no later than 5pm (BST) on September 9, 2016. Elections received after this date will not be applied to the dividend to be paid on October 7, 2016, though will be applied to future dividend payments.

Shareholders are advised that:

-	any previous elections made using versions of the IAS Arrangements election form in use prior to February 16, 2016, and any elections deemed to have been made prior to April 28, 2016 (together “Historical Elections”), are no longer valid; and

-	if they do not elect, or have not elected using the newly formatted IAS Arrangements election forms published on February 16, 2016, to receive UK sourced dividends via the Company’s IAS Arrangements (“New Elections”), their dividends will be Irish sourced and therefore incur Irish dividend withholding tax, subject to applicable exemptions.

Internet links to the newly formatted IAS Arrangements election forms can be found at: http://investors.shire.com/shareholder-information/shareholder-forms.aspx

Letters advising of the above information have today been posted to (i) shareholders added to the register of members since the Company’s last dividend record date (March 11, 2016) that have not made New Elections and (ii) shareholders that made Historical Elections though have not since made New Elections. In accordance with Listing Rule 9.6.1R, these letters have been uploaded to the National Storage Mechanism and will be available for viewing shortly. In addition, internet links to these letters are available on the Company’s website: www.shire.com

For further information concerning the IAS Arrangements, please contact Equiniti (+44 (0) 121 415 7593). If you are in any doubt as to what action to take, please consult your tax advisor immediately.

Oliver Strawbridge

Senior Assistant Company Secretary

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire is the leading global biotechnology company focused on serving people with rare diseases and other highly specialized conditions. We strive to develop best-in-class products, many of which are available in more than 100 countries across core therapeutic areas including Hematology, Immunology, Neuroscience, Lysosomal Storage Disorders, Gastrointestinal / Internal Medicine / Endocrine and Hereditary Angioedema; a growing franchise in Oncology; and an emerging, innovative pipeline in Ophthalmics.

Our employees come to work every day with a shared mission: to develop and deliver breakthrough therapies for the hundreds of millions of people in the world affected by rare diseases and other high-need conditions, and who lack effective therapies to live their lives to the fullest.

www.shire.com

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